EXHIBIT 11

                          NANOPIERCE TECHNOLOGIES, INC.
                        COMPUTATION OF NET LOSS PER SHARE

                                                Three months ended September 30,
                                                  1999                    1998
                                                  ----                    ----
Net loss                                    $(  261,361)              ( 553,985)

Dividends on Series A and B
  preferred stock                                   -                 (  45,313)
                                              ---------                --------

Net loss applicable to common shareholders  $(  261,361)              ( 599,298)
                                              =========                ========

Weighted average number of common
  shares outstanding                         30,380,483              12,385,392

Common equivalent shares representing
  shares issuable upon exercise of
  outstanding options and warrants                  -                       -
                                             ----------              ----------

                                             30,380,483              12,385,392
                                             ==========              ==========

Basic and diluted loss per share
  applicable to common shareholders         $(      .01)              (     .05)
                                              =========                ========

Stock options and warrants are not considered in the calculations as the impact of the potential common shares would be to decrease net loss per share.






















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